Exhibit 10.13

IN ACCORDANCE WITH ITEM 601(A)(6) OF REGULATION S-K, CERTAIN INFORMATION HAS BEEN OMITTED

FROM THIS EXHIBIT BECAUSE IT CONTAINS PERSONALLY IDENTIFIABLE INFORMATION.

[***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

H2B2 Electrolysis Technologies Inc.

9 May 2023

Anselmo Andrade Fernández de Mesa
[***]

Dear Anselmo:

This letter agreement (“Agreement”) will confirm and formalize our agreement with respect to your employment with H2B2 Electrolysis Technologies Inc., a Delaware corporation (“H2B2” or, except as otherwise set forth in Section 7, the “Company”). This Agreement is by and among the Company and you, effective as of date hereof. Capitalized terms not defined herein shall have the meanings set forth in Exhibit A hereto.

1.           Term: Effective as of 30 December 2022 or such later date as agreed between the parties (the “Start Date”), the Company shall employ you and you shall remain in the employ of the Company, in the position set forth in Section 2, and subject to the other terms and conditions herein. The term of employment under this Agreement (the “Term”) shall commence on the Start Date, and will end upon the fifth anniversary of the Start Date (or, if earlier, termination by the Company or you in accordance with Section 4 below).

2.	Employment: During the Term:

a.       Position. You shall serve as a member of the Company’s executive leadership team in the position of Chief Executive Officer of H2B2, reporting to the Board of Directors of H2B2 (the “Board”).

b.      Duties. You shall have such responsibilities, duties and authority normally associated with your position as Chief Executive Officer and as may otherwise be assigned to you by the Board from time to time (including, without limitation, responsibilities, duties and authority consistent with your position on behalf of affiliates of the Company). You shall devote substantially all of your business time and best efforts, business judgment, skill and knowledge exclusively to the advancement of the Company (which shall include service to its affiliates). You shall not engage in any outside business activities (including serving as an employee or consultant, or on a board of directors (or committee), of any other entity) without the prior written consent of the Board (which the Board may grant or withhold in its sole and absolute discretion); provided that you shall be permitted to (i) manage your personal, financial and legal affairs; and (ii) participate in trade associations and charitable and community affairs for no compensation, in each case, subject to compliance with this Agreement and provided that such activities do not interfere with your performance of your duties and responsibilities hereunder. You agree to observe and comply with the rules and policies of the Company as adopted by the Company from time to time, in each case as amended from time to time (each, a “Company Policy”).

c.       Location. You shall perform your duties hereunder at the offices of the Company located in [***], but from time to time you may be required to travel to other locations in the proper conduct of your responsibilities under this Agreement. You acknowledge that you generally are expected to work regular business hours on Monday through Friday regardless of your geographic location, and for such additional hours as may be required from time to time, subject to any necessary or appropriate business travel to other locations in the proper conduct of your responsibilities under this Agreement.

3.	Compensation and Related Matters. During the Term:

a.       Annual Base Salary: You shall receive a base salary at a rate of 4,894.08 euros per month (that would amount to an annual base salary of 58,729 euros), which shall be paid in accordance with the customary payroll practices of the Company. Your annual base salary shall also be subject to annual review and potential adjustment from time to time as determined by the Board. Your annual base salary, as it may be adjusted from time to time, is referred to herein as “Annual Base Salary”.

b.      Annual Bonus: You will be eligible to participate in an annual cash incentive program established by the Board, pursuant to which you shall be eligible to earn an annual bonus (“Annual Bonus”) based upon Company and/or individual performance for each fiscal year ending during the Term, with a maximum annual bonus opportunity of 30.1325% of the Annual Base Salary pro-rated based on portion of the year that you are employed by the Company for any partial year of employment. The terms and conditions of the annual cash incentive program for each fiscal year will be determined by the Board in its discretion. Any Annual Bonus earned will be paid at the same time annual bonuses are paid to other executives of the Company generally and, in all cases, will be subject to your continuous, active employment through the date of payment.

c.       Equity or Long Term Incentive Cash Compensation. You will be eligible to participate in stock option plans and other equity compensation and long term incentive cash compensation to be implemented by the Company, with the same conditions applied to other executives of the Company.

d.      Benefits. You shall be eligible to participate in employee benefit plans, programs and arrangements as the Company may generally from time to time offer to provide to its executives, consistent with the terms thereof and as such plans, programs and arrangements may be amended from time to time. Notwithstanding the foregoing, nothing herein is intended, or shall be construed, to require the Company to institute or continue any, or any particular, plan or benefit. During the Term, you shall be entitled to paid vacation in accordance with the Company Policies. Any vacation shall be taken at the reasonable and mutual convenience of the Company and you.

e.       Business Expenses. During the Term, the Company shall reimburse you for all reasonable travel and other business expenses incurred by you in the performance of your duties to the Company in accordance with the applicable Company Policy.

4.             Termination of Employment. Subject to compliance with Sections 4 through 6, your employment hereunder may be terminated by the Company or you, as applicable, at any time without any breach of this Agreement for any or no reason; provided that, any termination of your employment by you (other than termination due to your death) shall be communicated by a written notice (a “Notice of Termination”) to the Company and will be delivered no less than sixty (60) days before the Date of Termination (provided that, in the event of your resignation, the Company may accelerate the Date of Termination in its discretion and such acceleration will in no event be deemed a termination by the Company without Cause).

5.	Company Obligations Upon Termination.

a.       Accrued Benefits. Upon termination of your employment for any reason (including any termination for Cause), you (or your estate) shall be entitled to receive the sum of: (i) the portion of your Annual Base Salary earned through the Date of Termination, but not yet paid to you; (ii) any accrued but unpaid paid vacation owed to you pursuant to Section 3(d) above, if applicable; (iii) any expenses owed to you pursuant to Section 3(e) above; and (iv) any vested amount earned and arising from your participation in, or benefits accrued under any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, the “Accrued Benefits”). Except for the Accrued Benefits or as otherwise expressly required by law or herein, all of your rights to salary, severance, benefits, bonuses and other compensatory amounts hereunder (if any) shall cease upon the Date of Termination and, in no event shall you be eligible to participate in any severance plan or program of the Company, except as set forth in Section 5(b) below.

b.       Severance. If your employment terminates due to the Company’s termination without Cause (other than due to death or Disability), then, subject to your delivery to the Company of an executed waiver and release of claims in a form approved by the Company (the “Release”) that becomes effective and irrevocable in accordance with Section 8(c) below, and your continued compliance with Sections 6 and 7 below, you shall receive, in addition to payments and benefits set forth in Section 5(a) above, an amount in cash equal to 100% of the Annual Base Salary payable, less applicable withholdings and deductions, within thirty (30) days after the Release becomes effective and irrevocable or as otherwise provided in Section 8(c) below.

c.       Certain Reductions. The Company shall reduce your severance benefits under this Agreement, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to you by the Company in connection with your termination, including but not limited to, payments or benefits pursuant to any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act or any similar state or local law or regulation. The benefits provided under this Agreement are intended to satisfy, to the greatest extent possible, any and all statutory or other legal obligations that may arise out of your termination of employment. Such reductions shall be applied on a retroactive basis, with severance benefits previously paid being recharacterized as payments pursuant to the Company’s statutory or other legal obligation.

6.	Your Obligations Upon Termination.

a.       Deemed Resignation. Unless otherwise determined by the Board, upon termination of your employment for any reason, you shall be deemed to have resigned, effective as of the Date of Termination, from all offices and directorships, if any, then held with the Company or any of its affiliates.

b.       Cooperation. Following the Date of Termination, you shall reasonably cooperate with and assist the Company and its counsel at any time and in any manner reasonably requested by the Company or its counsel (with due regard for your other commitments) in connection with any litigation or other legal process affecting the Company or its affiliates of which you have knowledge as a result of your employment with the Company (other than any litigation with respect to this Agreement). If the Company requires your cooperation and assistance, the Company will reimburse you for any reasonable out-of-pocket expenses incurred directly in relation to such cooperation and assistance.

c.       Return of Company Property. You hereby acknowledge and agree that all Company Property (as defined below) and equipment furnished to, or prepared by, you in the course of, or incident to, your employment, belongs to the Company and shall be promptly returned to the Company upon termination of your employment (and will not be kept in your possession or delivered to anyone else). For purposes of this Agreement, “Company Property” includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), keys, building card keys, company credit cards, telephone calling cards, computer hardware and software, laptop computers, docking stations, cellular and portable telephone equipment, personal digital assistant (PDA) devices and all other proprietary information relating to the business of the Company or its affiliates. Following termination, you shall not retain any written or other tangible material containing any confidential or proprietary information of the Company or its affiliates.

7.	Restrictive Covenants.

a.       Confidentiality Agreement. You agree to fully comply with the covenants set forth in this Section 7 and acknowledge and agree that such covenants are reasonable and necessary to protect the Company’s legitimate business interests, including its proprietary information and goodwill. Further, as a condition to the effectiveness of this Agreement, you will execute and deliver to the Company contemporaneously herewith that certain Confidentiality and Proprietary Rights Agreement attached hereto as Exhibit B (the “Confidentiality Agreement”). You agree to abide by the terms of the Confidentiality Agreement, which are hereby incorporated by reference into this Agreement. You acknowledge that the provisions of the Confidentiality Agreement will survive the termination of your employment and the termination of the Term for the periods set forth in the Confidentiality Agreement.

b.       Non-Solicitation of Company Personnel. During the term of your employment with the Company and for a period of one year immediately following the termination of such employment for any reason (the “Restricted Period”), you will not, directly or indirectly, for your own benefit or for the benefit of any other individual or entity: (i) solicit or attempt to solicit for employment or hire any Company Personnel in any capacity; or (ii) entice or induce any Company Personnel to leave his or her or their employment or engagement with the Company. Notwithstanding the foregoing, a general solicitation or advertisement for job opportunities that you may publish without targeting any Company Personnel shall not be considered a violation of Section 7(b).

c.       Non-Disparagement. You agree that you shall not, during or after the Term, disparage, criticize, or otherwise make derogatory statements regarding the Company or any of its respective products or practices, or any of its directors, officers, advisors, operating partners, employees, agents, representatives, or equity holders, either orally or in writing, at any time; provided that you may confer in confidence with your legal representatives and make truthful statements as required by law and nothing in this Section 7 restricts or prohibits you from initiating communications directly with, responding to any inquiries from, providing testimony before, reporting possible violations of law or regulation to, filing a claim with or assisting with an investigation by a self-regulatory authority or a government agency or entity, including but not limited to the U.S. Securities and Exchange Commission and the federal Occupational Safety and Health Administration, and you do not need the Company’s prior authorization to engage in such conduct.

d.       Tolling Period. Without limiting the Company’s ability to seek other remedies available in law or equity, if you violate any of the provisions of Section 7(b), the Restricted Period (as applicable for such provision) shall be extended by one day for each day that you are in violation of such provisions, up to a maximum extension equal to the length of the Restricted Period, so as to give the Company the full benefit of the bargained-for length of forbearance.

e.       Advance Notice. Prior to accepting other employment or any other service relationship during the Restricted Period, you shall provide a copy of this Section 7 to any recruiter or other person or entity who assists you in obtaining other employment or any other service relationship and to any employer or other person or entity with which you discuss potential employment or any other service relationship. As soon as reasonably practicable following acceptance of any other employment or service relationship following the Date of Termination (and in any event at least ten (10) business days prior to commencement of such relationship), you shall provide written notice of such relationship to the Company.

f.        Interpretation. In the event the terms of this Section 7 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

g.       Acknowledgements; Definitions. You acknowledge and agree that the covenants contained in this Section 7 are necessary to protect the Company’s legitimate interests, including, without limitation, trade secrets, confidential and proprietary information and goodwill, and are no greater than required to protect such interests, (ii) are not unduly harsh or oppressive and do not impose undue hardship on you, and (iii) are reasonable, including, without limitation, in duration and geographic scope, and such geographic scope reflects the territory in which you currently have (and will in the future have) contact with Company Business Relations and other material business relations of the Company. You recognize and acknowledge that a breach of the covenants contained in Section 7 will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, you agree that in the event of a breach of any of the covenants contained in Section 7, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief (without requirement to post a bond or other security). As used in this Section 7 and all related definitions, the term “Company” shall include H2B2 and its parent(s) and direct or indirect subsidiaries, and other affiliated or related companies.

h.      Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 6 and 7 of this Agreement will survive the termination of your employment and the termination of the Term.

8.	Section 409A.

a.       General. The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A. If the Company determines that any provision of this Agreement would cause you to incur any additional tax or interest under Section 409A, the Company may (but is not obligated to) take commercially reasonable efforts to reform such provision to try to comply with or be exempt from Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A, provided that any such modifications shall not increase the cost or liability to the Company.

b.      Separation from Service; Expense Reimbursement; Installments. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Agreement as payable upon your termination of employment shall be payable only upon your “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”). To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to you shall be paid to you no later than December 31st of the year following the year in which the expense was incurred; provided, that you submit your reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and your right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit. Your right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.

c.       Release. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments due under this Agreement as a result of your termination of employment are subject to your execution and delivery of a Release, (i) the Company shall deliver the Release to you within five (5) business days following your Date of Termination, and the Company’s failure to deliver a Release prior to the expiration of such five (5) business day period shall constitute a waiver of any requirement to execute a Release, (ii) if you fail to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes your acceptance of the Release thereafter, you shall not be entitled to any payments or benefits otherwise conditioned on the Release, and (iii) in any case where your Date of Termination and the eighth (8th) day following the Release Expiration Date fall in two separate taxable years, any payments required to be made to you that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year. For purposes hereof, “Release Expiration Date” shall mean the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to you, or, in the event that your termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date. To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of your termination of employment are delayed pursuant to this Section 8(c)(iii), such amounts shall be paid in a lump sum on the first payroll date following the date that you execute and do not revoke the Release (and the applicable revocation period has expired) or, in the case of any payments subject to Section 8(c)(iii), on the first payroll period to occur in the subsequent taxable year, if later.

9.             Representations. You represent and warrant that (a) your acceptance of employment with the Company and your performance of your duties hereunder will not violate any agreement between you and any other person, firm, organization, or other entity; (b) you are not bound by the terms of any agreement with any previous employer, service recipient or other person or entity to refrain from competing, directly or indirectly, with the business of such previous employer, service recipient, or other person or entity (or from taking other actions) that would be violated by you entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement; and (c) your performance of your duties under this Agreement will not require you to, and you shall not, rely on in the performance of your duties or disclose to the Company or any other person or entity or induce the Company in any way to use or rely on any trade secret or other confidential or proprietary information or material belonging to any previous employer or service recipient. You further represent and warrant that (i) subject to any limitations due to confidentiality or other contractual obligations between you and any prior employer or service provider, you have provided accurate and complete information regarding the nature of your ongoing or prior employment relationships and your material activities and involvement therewith (including, without limitation, all facts and circumstances that could affect your ability to provide services to the Company and its affiliates), and (ii) you are not restricted from accepting employment with the Company or fulfilling the position and duties thereof. You covenant and agree that, during your engagement with the Company, you will honor fully all legal or contractual obligations you have to third parties that may restrict you from soliciting or interfering with customers, employees or the like or from using or disclosing trade secrets or other proprietary or confidential information. You acknowledge and agree that if (A) the Company determines in good faith that any representation, warranty in this Section 9 is false or misleading, or (B) you violate the covenant in this Section 9, such determination or violation shall constitute a material breach of this Agreement by you.

10.           Indemnification. With respect to any acts or failures to act during the Term in your capacity as an officer of the Company, you shall be entitled to indemnification (including reimbursement of reasonable attorney’s fees and costs) and liability insurance coverage provided at the Company’s cost, in each case, on substantially the same basis as other executive officers of the Company; provided, however, that, for the avoidance of doubt, such indemnification will not be provided with respect to (a) any acts or failures to act that constitute willful misconduct or gross negligence or (b) any dispute arising under or relating to this Agreement.

11.	Miscellaneous.

a.       Governing Law; Choice of Venue. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of California without reference to the principles of conflicts of law of the State of California or any other jurisdiction that would result in application of the laws of a jurisdiction other than the State of California, and where applicable, the laws of the United States. Any disputes arising out of or relating to this Agreement or the parties’ employment relationship shall be heard exclusively in the Superior Court for the State of California, County of Sacramento or the United States District Court for the Eastern District of California, and the state or federal courts with appellate jurisdiction over those courts. Each of the parties agrees to the personal jurisdiction of those courts and waives any claim of lack of personal jurisdiction, forum non conveniens or other challenge to the jurisdiction of those courts with respect to such disputes.

b.      Notices. Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by certified or registered mail, postage prepaid, or by electronic mail as follows: (i) if to the Company, to the email of all the members of the Board (ii) if to you, to the last physical or electronic mail address that the Company has in its personnel records for you, or (iii) at any other physical or electronic address as any party hereto shall have specified by notice in writing to the other party hereto.

c.       Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile or PDF shall be deemed effective for all purposes.

d.       Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by you and a duly authorized representative of Company and approved by the Board. By an instrument in writing similarly executed and approved, you or a duly authorized representative of the Company may waive compliance by the other party with any specifically identified provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

e.       No Inconsistent Actions. The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

f.       Validity; Enforcement. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Subject to Section 7(f), if any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the Term, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

g.      Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges that the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

h.      Whistleblower Protections and Trade Secrets. Notwithstanding anything to the contrary contained herein, nothing in this Agreement prohibits you from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 706 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (i) you shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (A) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney, and may use the trade secret information in the court proceeding, if you file any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

i.        Assignment. The Company may assign its rights and obligations under this Agreement to any of its affiliates or to any successor to all or substantially all of the business or the assets of the Company or any affiliate thereof (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company, you and its and your respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of your rights or obligations may be assigned or transferred by you, other than your rights to payments hereunder, which may be transferred only by will or operation of law. Notwithstanding the foregoing, you shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive compensation hereunder following your death by giving written notice thereof to the Company.

j.        At-Will Status. Except for the notice requirements set forth in Section 4, the Company and you acknowledge that your employment is and shall continue to be “at-will,” as defined under applicable law. This “at-will” nature of your employment shall remain unchanged during your tenure as an employee and may not be changed, except in an express writing signed by you and a duly-authorized representative of the Company. If your employment terminates for any lawful reason, you shall not be entitled to any payments, benefits, damages, award, or compensation other than as provided in this Agreement.

12.           Entire Agreement. The terms of this Agreement, together with the Confidentiality Agreement, is intended by the parties hereto to be the final expression of their agreement with respect to the subject matter hereof and supersede all prior understandings and agreements, whether written or oral, including without limitation any prior consulting agreement, employment agreement or offer letter between you and the Company; provided that nothing in this Agreement or Confidentiality Agreement shall supersede, modify or otherwise affect the Stock Option Agreement dated 1 January 2021 and any prior share o benefit agreement, restrictive covenant, invention assignment or confidentiality obligations imposed under any Company Policy or any other agreement between you and the Company or any of its affiliates. The parties hereto further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

* * * * *

Anselmo, we are excited at the prospect of you joining the Company and believe this will be a challenging and exciting opportunity providing you with both professional and personal growth. Kindly indicate your acceptance of this offer by signing below and return it to me.

Sincerely yours,

H2B2 ELECTROLYSIS TECHNOLOGIES INC.

/s/ Antonio Vázquez Romero
President: Antonio Vázquez Romero

Signature Page to Letter Agreement

Acknowledged and agreed by as of the first date set forth above:

/s/ Anselmo Andrade
Anselmo Andrade Fernández de Mesa

Signature Page to Letter Agreement

EXHIBIT A

Certain Defined Terms

1.             “Business” means (a) means any business of promotion, development, financing, design, integration, build, operation or maintenance of hydrogen production systems based on water electrolysis, generation, compression, storage, commercialization, refiling stations and all other uses of green hydrogen, and (b) any other business or part thereof that develops, designs, manufactures, markets, licenses, sells, distributes or provides any product or service that competes with any product or service developed, designed, manufactured, marketed, licensed, sold, distributed or provided, or planned to be developed, designed, manufactured, marketed, licensed, sold, distributed or provided, by the Company, in each case of subsection (b), at any time during your employment or engagement with the Company.

2.	“Cause” shall mean any of the following:

a.      your commission of or indictment for any felony under any state, federal or foreign law or any crime involving moral turpitude or dishonesty;

b.     your commission of an act of fraud, embezzlement, misappropriation of funds, misrepresentation, malfeasance, breach of fiduciary duty or other material act of misconduct, in each case, against the Company or any of its affiliates;

c.      your commission of any act or omission that results in or could reasonably be expected to result in any material damage to the business, property or reputation of the Company or any of its affiliates;

d.     your failure to (A) substantially perform your material job functions hereunder (other than any such failure resulting from your Disability or due to a force majeure) or (B) carry out or comply with a lawful and reasonable directive of the Board;

e.      your breach of any Company Policy which materially harms or could reasonably be expected to result in material harm to the business, property or reputation of the Company or any of its affiliates;

f.      your unlawful use (including being under the influence) or possession of illegal drugs at the premises of the Company or any of its affiliates or otherwise while performing (or holding yourself as performing) services for or on behalf of the Company or any of its affiliates;

g.     your prolonged and unexcused absence from work (other than by reason of Disability or force majeure); and

h.     your breach of any material provision of this Agreement or any other written agreement between you and the Company or any of its affiliates.

The Board shall determine the existence of “Cause” in its good faith discretion and any such determination by the Board shall be final, binding and conclusive on all parties hereto.

3.             “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder.

4.             “Company Business Relation” means, as of any specified date, any individual or entity who, as of such date, (a) is an existing customer, client, supplier, licensor, distributor, vendor or other business relation of the Company of whom you learned, with whom you had business contact or about whom you obtained proprietary information at any time during your employment or engagement with the Company, or (b) is a prospective customer, client, supplier, licensor, distributor, vendor or other business relation, of the Company of whom you learned, with whom you had business contact, or about whom you obtained proprietary information as part of a solicitation of business on behalf of the Company at any time during the one year period prior to such date (or, if earlier, the date of your termination of employment or engagement with the Company).

5.             “Company Personnel” means any individual or entity who is or was at any time during the six-month period prior to your solicitation or other activity prohibited by Section 7(b), employed or engaged (whether as an employee, consultant, independent contractor or in any other capacity) by the Company.

6.             “Date of Termination” means the date of the termination of your employment with the Company, which, if your employment is terminated as a result of your death, will be the date of your death, and, if your employment is terminated by you, will be the date specified in a Notice of Termination (or such earlier date as determined by the Company in accordance with Section 4).

7.             “Disability” means permanent ill health or if you become physically or mentally incapacitated such that you are (or are reasonably expected to be) unable for a period of six (6) months to perform your duties as CEO.

8.             “Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, other business entity, or governmental body.

EXHIBIT B

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

In consideration and as a condition of my employment by H2B2 Electrolysis Technologies Inc., a Delaware corporation (together with any of its subsidiaries or parent companies, and any of their successors or assigns collectively, the “Company”), and my receipt of the compensation paid to me by the Company in the context of that employment and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the date of my signature below (the “Effective Date”), I, the undersigned, agree as follows:

1.             Proprietary Information. During the term of my employment, I may receive and otherwise be exposed, directly or indirectly, to confidential and proprietary information of the Company whether in graphic, written, electronic or oral form, including without limitation information relating to the Company’s business, strategies, designs, products, services and technologies and any derivatives, improvements and enhancements relating to any of the foregoing, or to the Company’s suppliers, customers or business partners (collectively “Proprietary Information”). Proprietary Information may be identified at the time of disclosure as confidential or proprietary or information which by its context would reasonably be deemed to be confidential or proprietary. “Proprietary Information” may also include without limitation (a)(i) unpublished patent disclosures and patent applications and other filings, know-how, trade secrets, works of authorship and other intellectual property, as well as any information regarding ideas, Inventions (as defined in Section 5), technology, and processes, including without limitation assays, sketches, schematics, techniques, drawings, designs, descriptions, specifications and technical documentation, (ii) specifications, protocols, models, designs, equipment, engineering, algorithms, software programs, software source documents, formulae, (iii) information concerning or resulting from any research and development or other project, including without limitation, experimental work, product development plans, regulatory compliance information, and research, development and regulatory strategies, and (iv) business and financial information, including without limitation purchasing, procurement, manufacturing, customer lists, information relating to investors, employees, business and contractual relationships, business forecasts, sales and merchandising, business and marketing plans, product plans, and business strategies, including without limitation information the Company provides regarding third parties, such as, but not limited to, suppliers, customers, employees, investors, or vendors; and (b) any other information, to the extent such information contains, reflects or is based upon any of the foregoing Proprietary Information. The Proprietary Information may also include information of a third party that is disclosed to me by the Company or such third party at the Company’s direction.

2.             Obligations of Non-Use and Nondisclosure. I acknowledge the confidential and secret character of the Proprietary Information, and agree that the Proprietary Information is the sole, exclusive and valuable property of the Company. Accordingly, I agree not to use the Proprietary Information except in the performance of my authorized duties as an employee of the Company, and not to disclose all or any part of the Proprietary Information in any form to any third party, either during or after the term of my employment, without the prior written consent of the Company on a case-by-case basis. Upon termination of my employment, I agree to cease using and to return to the Company all whole and partial copies and derivatives of the Proprietary Information, whether in my possession or under my direct or indirect control, provided that I am entitled to retain my personal copies of (a) my compensation records, (b) materials distributed to stockholders generally, and (c) this Employee Proprietary Information and Inventions Assignment Agreement (this “Agreement”). I understand that my obligations of nondisclosure with respect to Proprietary Information shall not apply to information that I can establish by competent proof (x) was actually in the public domain at the time of disclosure or enters the public domain following disclosure other than as a result of a breach of this Agreement, (y) is already in my possession without breach of any obligations of confidentiality at the time of disclosure by the Company as shown by my files and records immediately prior to the time of disclosure, or (z) is obtained by me from a third party not under confidentiality obligations and without a breach of any obligations of confidentiality. If I become compelled by law, regulation (including without limitation the rules of any applicable securities exchange), court order, or other governmental authority to disclose the Proprietary Information, I shall, to the extent possible and permissible under applicable law, first give the Company prompt notice. I agree to cooperate reasonably with the Company in any proceeding to obtain a protective order or other remedy. If such protective order or other remedy is not obtained, I shall only disclose that portion of such Proprietary Information required to be disclosed, in the opinion of my legal counsel. I shall request that confidential treatment be accorded such Proprietary Information, where available. Compulsory disclosures made pursuant to this section shall not relieve me of my obligations of confidentiality and non-use with respect to non-compulsory disclosures. I understand that nothing herein is intended to or shall prevent me from communicating directly with, cooperating with, or providing information to, any federal, state or local government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice. I shall promptly notify my supervisor or any officer of the Company if I learn of any possible unauthorized use or disclosure of Proprietary Information and shall cooperate fully with the Company to enforce its rights in such information.

3.             Defend Trade Secrets Act Notice of Immunity Rights. I acknowledge that the Company has provided me notice of my immunity rights under the Defend Trade Secrets Act, which states: “(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose a trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal, and (B) does not disclose a trade secret, except pursuant to court order.”

4.             Property of the Company. I acknowledge and agree that all notes, memoranda, reports, drawings, blueprints, manuals, materials, data, emails and other papers and records of every kind, or other tangible or intangible materials which shall come into my possession in the course of my employment with the Company, relating to any Proprietary Information, shall be the sole and exclusive property of the Company and I hereby assign any rights or interests I may obtain in any of the foregoing to my employer. I agree to surrender this property to my employer upon termination of my employment, or at any time upon request by my employer. I further agree that any property situated on my employer’s data systems or on my employer’s premises and owned by my employer, including without limitation electronic storage media, filing cabinets or other work areas, is subject to inspection by my employer at any time with or without notice.

5.	Inventions.

5.1            Disclosure and Assignment of Inventions. For purposes of this Agreement, an “Invention” shall mean any idea, invention or work of authorship, including, without limitation, any documentation, formula, design, device, code, method, software, technique, process, discovery, concept, improvement, enhancement, development, machine or contribution, in each case whether or not patentable or copyrightable and for purposes of this Section 5, “Company” shall mean the Company entity that is my employer as of the Effective Date or, if I am subsequently employed by any subsidiary or parent of such Company entity, the applicable subsidiary or parent by which I am employed. I will disclose all Inventions promptly in writing to an officer of the Company or to attorneys of the Company in accordance with the Company’s policies and procedures. I will, and hereby do, assign to the Company, without requirement of further writing, without royalty or any other further consideration, my entire right, title and interest throughout the world in and to all Inventions created, conceived, made, developed, and/or reduced to practice by me in the course of my employment by the Company and all intellectual property rights therein. I hereby waive, and agree to waive, any moral rights I may have in any copyrightable work I create or have created on behalf of the Company. I also hereby agree, that for a period of one year after my employment with the Company, I shall disclose to the Company any Inventions that I create, conceive, make, develop, reduce to practice or work on that relate to the work I performed for the Company. The Company agrees that it will use commercially reasonable measures to keep Inventions disclosed to it pursuant to this Section 5.1 that do not constitute Inventions to be owned by the Company in confidence and shall not use any Inventions for its own advantage, unless in either case those Inventions are assigned or assignable to the Company pursuant to this Section 5.1 or otherwise.

5.2            Certain Exemptions. The obligations to assign Inventions set forth in Section 5.1 apply with respect to all Inventions (a) whether or not such Inventions are conceived, made, developed or worked on by me during my regular hours of employment with the Company; (b) whether or not the Invention was made at the suggestion of the Company; (c) whether or not the Invention was reduced to drawings, written description, documentation, models or other tangible form; and (d) whether or not the Invention is related to the general line of business engaged in by the Company, but do not apply to Inventions that (x) I develop entirely on my own time or after the date of this Agreement without using the Company’s equipment, supplies, facilities or Proprietary Information; (y) do not relate to the Company’s business, or actual or demonstrably anticipated research or development of the Company at the time of conception or reduction to practice of the Invention; and (z) do not result from and are not related to any work performed by me for the Company. I hereby acknowledge and agree that the Company has notified me that, if I reside in the state of California, assignments provided for in Section 5.1 do not apply to any Invention which qualifies fully for exemption from assignment under the provisions of Section 2870 of the California Labor Code (“Section 2870”), a copy of which is attached as Exhibit A. If applicable, at the time of disclosure of an Invention that I believe qualifies under Section 2870, I shall provide to the Company, in writing, evidence to substantiate the belief that such Invention qualifies under Section 2870. I further understand that, to the extent this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, Section 5.1 shall be interpreted not to apply to any Invention which a court rules and/or the Company agrees falls within such classes.

5.3            Records. I will make and maintain adequate and current written records of all Inventions covered by Section 5.1. These records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, notebooks and any other format. These records shall be and remain the property of the Company at all times and shall be made available to the Company at all times.

5.4            Patents and Other Rights. I agree to assist the Company in obtaining, maintaining and enforcing patents, invention assignments and copyright assignments, and other proprietary rights in connection with any Invention covered by Section 5.1, and will otherwise assist the Company as reasonably required by the Company to perfect in the Company the rights, title and other interests in my work product granted to the Company under this Agreement (both in the United States and foreign countries). I further agree that my obligations under this Section 5.4   shall continue beyond the termination of my employment with the Company, but if I am requested by the Company to render such assistance after the termination of such employment, I shall be entitled to a fair and reasonable rate of compensation for such assistance, and to reimbursement of any expenses incurred at the request of the Company relating to such assistance. If the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified above, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 5.4 with the same legal force and effect as if executed by me.

5.5            Prior Contracts and Inventions; Information Belonging to Third Parties. I represent and warrant that, except as set forth on Exhibit B, I am not required, and I have not been required during the course of work for the Company or its predecessors, to assign Inventions under any other contracts that are now or were previously in existence between me and any other person or entity. I further represent that (a) I am not obligated under any consulting, employment or other agreement that would affect the Company’s rights or my duties under this Agreement, and I shall not enter into any such agreement or obligation during the period of my employment by the Company, (b) there is no action, investigation, or proceeding pending or threatened, or any basis therefor known to me involving my prior employment or any consultancy or the use of any information or techniques alleged to be proprietary to any former employer, and (c) the performance of my duties as an employee of the Company do not and will not breach, or constitute a default under any agreement to which I am bound, including any agreement limiting the use or disclosure of proprietary information acquired in confidence prior to engagement by the Company or if applicable, any agreement to refrain from competing, directly or indirectly, with the business of such previous employer or any other party or to refrain from soliciting employees, customers or suppliers of such previous employer or other party. I will not, in connection with my employment by the Company, use or disclose to the Company any confidential, trade secret or other proprietary information of any previous employer or other person to which I am not lawfully entitled. As a matter of record, I attach as Exhibit B a brief description of all Inventions made or conceived by me prior to my employment with the Company which I desire to be excluded from this Agreement (“Background Technology”). If full disclosure of any Background Technology would breach or constitute a default under any agreement to which I am bound, including any agreement limiting the use or disclosure of proprietary information acquired in confidence prior to engagement by the Company, I understand that I am to describe such Background Technology in Exhibit B at the most specific level possible without violating any such prior agreement. Without limiting my obligations or representations under this Section 5.5, if I use (i) any Background Technology or (ii) any other Inventions in which I have an interest and that are excluded from the assignment of Inventions set forth in Section 5.1 (collectively (i) and (ii), the “Excluded Technology”) in the course of my employment or incorporate any Excluded Technology in any product, service or other offering of the Company, I hereby grant the Company a non-exclusive, royalty-free, perpetual and irrevocable, worldwide right to use and sublicense the use of Excluded Technology for the purpose of developing, marketing, selling and supporting Company technology, products and services, either directly or through multiple tiers of distribution, but not for the purpose of marketing Excluded Technology separately from Company products or services.

5.6            Works Made for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment with the Company and which are eligible for copyright protection are “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).

6.             Notification to Other Parties. In the event of termination of my employment with the Company for any reason, I hereby consent to notification by the Company to my new employer or other party for whom I work about my rights and obligations under this Agreement.

7.             Employment at Will. I understand and agree that my employment with the Company is at will. Accordingly, my employment can be terminated at any time, without cause or notice, at my option or the Company’s option. The at-will nature of my employment also means that I can be transferred or demoted, and my job title, compensation, benefits and other terms and conditions of employment can be reduced, at any time with or without cause. I acknowledge that such changes shall not affect the enforceability of the terms of this Agreement. This at-will status of my employment relationship with the Company shall remain in full force and effect throughout my employment with the Company. The at-will status of my employment can be modified only in a written agreement that expressly alters such status and which is signed by both an authorized officer of the Company and me.

8.	Miscellaneous.

8.1            The parties’ rights and obligations under this Agreement will bind and inure to the benefit of their respective successors, heirs, executors, and administrators and permitted assigns. I will not assign this Agreement or my obligations hereunder without the prior written consent of the Company, which consent may be withheld in the Company’s sole discretion, and any such purported assignment without consent shall be null and void from the beginning. I agree that the Company may freely assign or otherwise transfer this Agreement to any affiliate or successor in interest (whether by way of merger, sale, acquisition or corporate re-organization or any substantially similar process) of the Company.

8.2            This Agreement constitutes the parties’ final, exclusive and complete understanding and agreement with respect to the subject matter hereof, and supersedes all prior and contemporaneous understandings and agreements, whether oral or written, relating to its subject matter.

8.3            Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement. This Agreement may not be waived, modified or amended unless mutually agreed upon in writing by both parties. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

8.4            If any provision of this Agreement is found by a proper authority to be unenforceable or invalid such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole and in such event, such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or applicable court decisions and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

8.5            I acknowledge that the Company will suffer substantial damages not readily ascertainable or compensable in terms of money in the event of the breach of any of my obligations under this Agreement. I therefore agree that the Company shall be entitled (without limitation of any other rights or remedies otherwise available to the Company) to obtain an injunction from any court of competent jurisdiction prohibiting the continuance or recurrence of any breach of this Agreement.

8.6            The rights and obligations of the parties under this Agreement shall be governed in all respects by the laws of the State of California exclusively, without reference to any conflict of laws rule that would result in the application of the laws of any other jurisdiction. Any disputes arising out of or relating to this Agreement shall be heard exclusively in the Superior Court for the State of California, County of Sacramento or the United States District Court for the Eastern District of California, and the state or federal courts with appellate jurisdiction over those courts. Each of the parties agrees to the personal jurisdiction of those courts and waives any claim of lack of personal jurisdiction, forum non conveniens or other challenge to the jurisdiction of those courts with respect to such disputes.

8.7            Any notices required or permitted hereunder shall be given to the appropriate party at the address specified on the signature page to this Agreement or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery, or sent by certified or registered mail, postage prepaid, three days after the date of mailing.

8.8            Except as otherwise provided herein, the provisions of this Agreement shall survive the termination of my employment with the Company for any reason.

8.9            This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. A facsimile, PDF (or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or any other type of copy of an executed version of this Agreement signed by a party is binding upon the signing party to the same extent as the original of the signed agreement.

I ACKNOWLEDGE THAT I HAVE THE RIGHT TO CONSULT WITH INDEPENDENT LEGAL COUNSEL PRIOR TO SIGNING THIS AGREEMENT AND HAVE HAD A REASONABLE OPPORTUNITY TO DO SO, AND THAT I EITHER HAVE CONSULTED, OR ON MY OWN VOLITION CHOSEN NOT TO CONSULT, WITH SUCH COUNSEL. I FURTHER ACKNOWLEDGE THAT I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT THE COMPANY WILL RETAIN ONE COUNTERPART AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

(Signature Page Follows)

IN WITNESS WHEREOF, I have executed this document as of 29 December 2022

/s/ Anselmo Andrade Fernández de Mesa
Employee: Anselmo Andrade Fernández de Mesa

AGREED AND ACKNOWLEDGED:

H2B2 ELECTROLYSIS TECHNOLOGIES INC.

/s/ Antonio Vázquez Romero
President: Antonio Vázquez Romero

EXHIBIT C

CALIFORNIA LABOR CODE

California Labor Code § 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a)	Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)	Result from any work performed by the employee for the employer.

(b)	To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT D

BACKGROUND TECHNOLOGY

List here prior contracts to assign Inventions that are now in existence between any other person or entity and you → no contracts

List here previous Inventions which you desire to have specifically excluded from the operation of this Agreement. Continue on reverse side if necessary → no previous inventions